Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
June 14, 2024
Jeff Sharritts
[***]
[***]

Dear Jeff:
Thank you for your service with Cisco Systems, Inc. (“Cisco” or “Company”). You transitioned from EVP and Chief Customer & Partner Officers to Executive Advisor on May 17, 2024. This Separation Agreement and General Release (“Agreement”) sets forth the terms of your separation from Cisco as an Executive Advisor.
You are being provided thirty (30) calendar days to consider this Agreement. This thirty (30) calendar day period is referred to as the “Transition Period.” Your employment with Cisco will cease on July 15, 2024 (the “Termination Date”). Reference to the “Notification Date” refers to the date of this letter and Agreement, noted above.
During the Transition Period you will be expected to, as needed, report into work, assist in the transition of your job duties, and perform any necessary tasks.  During the Transition Period, you will continue to receive your Base Pay1, subject to applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions. You will also continue to accrue PTO, and continue to be eligible to receive benefits as discussed herein until your Termination Date.
Although your health coverage will end on the last day of the month in which your employment terminates, you may be eligible to continue that coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) at your own expense. Subject to the section of this Agreement entitled “Equity Awards,” all of your other benefits, including, but not limited to, vesting of stock options, restricted shares and/or restricted stock units and participation in the employee stock purchase plan (ESPP), will end on your Termination Date. Subject to the section of this Agreement entitled “Equity Awards,” whether or not you sign this Agreement, any unvested equity-based awards, including without limitation Cisco stock options, performance stock units and restricted stock units you may hold, will be cancelled on your Termination Date. Furthermore, effective on your Termination Date, you will cease to be eligible for or receive any
1 “Base Pay” is your fixed salary compensation (if you receive salary and are not paid overtime), or hourly pay based on your regular full-time or part-time schedule, as applicable, (if you are paid on an hourly basis or receive salary and are paid overtime), as of your Notification Date which does not include accrual of PTO or variable forms of compensation such as, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, stock options, or expense allowances or reimbursements.

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payments pertaining to the Fiscal Year (“FY”) 2024 Cisco Bonus Plan - Executive (also known as “EIP”). Please see terms below for Bonus treatment.
Please read the following paragraphs carefully as they set forth the terms of our separation agreement, the available separation benefits, and contain a release of claims. If you agree to the terms of this Agreement after considering them, you are asked to sign and accurately date where indicated and this Agreement will be binding upon you. The separation benefits provided by this Agreement shall become available on or about fourteen (14) business days following the Effective Date (as defined below), provided you have complied with all of your obligations and the terms of this Agreement.
I.    What You Will Receive: In exchange for entering into this Agreement and provided you do not exercise your right to revoke this Agreement, Cisco will provide you with the benefits described below (“Separation Benefits”):
•Separation Pay – Base: You will be paid a lump sum equal to eighteen (18) months of your Base Pay. Under this formula, your Separation Pay amount is $1,230,000, which shall be paid in a lump sum, less applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions.
•Bonus Equivalent Payment : You will receive a payment equal to $1,312,000, which is equivalent to your annual bonus at target. This amount shall be paid lump sum, less applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions.
•An Amount to Cover Your COBRA Payment: A lump sum payment equal to seventeen (17) months of COBRA premiums or $43,710.91 for you and your eligible dependents at the same level and for the same eligible dependents covered as of your Termination Date.  This amount shall be paid lump sum, less applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions. Please note that if you choose and are eligible to continue your health coverage through COBRA, you are solely responsible for timely election of COBRA continuing coverage and for making all COBRA premium payments.
• Equity Awards:

Restricted Stock Units
Cisco will accelerate the service-based vesting of any unvested and outstanding restricted stock units (“RSUs”) that you hold under an existing or assumed equity plan or agreement as of your Termination Date to the extent such awards would have vested had you continued in employment with Cisco through December 10, 2025. Any unvested equity awards that would have vested after December 10, 2025 (or after your Termination Date for awards that are not accelerated as set forth in the next paragraph), other than equity awards that continue to vest in accordance with their terms, will be cancelled as of your actual termination of employment from Cisco. For

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the sake of clarity, the acceleration provisions in this Agreement in no way affect the “Rule of 70” requirements for RSU Retirement (as such term is defined in the applicable Stock Unit Agreement) eligibility as defined in your equity award agreement(s).  Cisco is not waiving or accelerating any eligibility requirements with respect to the Retirement eligibility requirements in your equity award agreement(s) unless explicitly stated.

If you hold any deferred RSUs other RSUs subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or performance-based RSUs (“PRSUs”), however, any accelerated shares will be settled in accordance with the terms of such awards, and any PRSUs you hold will continue to be subject to any performance-based vesting conditions that apply to such RSUs.

•No stock option or stock appreciation right, however, that has been structured to either comply with Section 409A or be exempt from Section 409A under the short-term deferral rule will be accelerated. Further, if such acceleration would result in one or more incentive stock options (“ISOs”) held by you becoming nonqualified stock options for tax purposes, such ISOs shall not be accelerated. Should you have any questions on this section, contact People Support at [***] or [***].
•Performance-based Restricted Stock Units
•The following PRSUs for which you are eligible for PRSU Retirement (as such term is defined in the PRSU Agreement) vesting which, specifically, are PRSU grant numbers [***] and [***] shall otherwise continue to be subject to the terms and conditions of the applicable PRSU Agreement.
•On your Termination Date, you will also be deemed eligible for Retirement vesting for PRSU grant number [***]. These PRSUs shall otherwise continue to be subject to the terms and conditions of the PRSU Agreement.
II.    What You Are Agreeing To Release: Except as set forth in Section IV, which identifies claims expressly excluded from this release, and except for rights, payments and benefits to which you are entitled pursuant to this Agreement, in consideration for the Separation Agreement Benefits set forth in Section I, you release Cisco, any affiliated companies of Cisco, any Cisco sponsored or established benefit plans, the administrators, fiduciaries, and trustees of any Cisco sponsored or established benefit plans, and the current and former officers, directors, agents, employees and assigns of Cisco, of any affiliated companies of Cisco and of any Cisco sponsored or established benefit plans, to the maximum extent permitted by law, from any and all known and unknown claims up through the date that you execute this Separation Agreement. The claims which you are releasing include, but are not limited to, those related to your employment with Cisco and the termination thereof. All such claims (including related claims for attorneys’ fees and costs) are waived and released without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes

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waiver and release of all claims for monetary damages and any other form of individual relief and any claims arising under any and all laws, rules, regulations, or ordinances, including but not limited to the Age Discrimination in Employment Act (“ADEA”); the Family and Medical Leave Act (“FMLA”); the Worker Adjustment and Retraining Notification Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act (“ERISA”); the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the California Labor Code and Industrial Welfare Commission Wage Orders; the California Business and Professions Code; and any similar laws of any state or governmental entity, provided however nothing in this Separation Agreement shall limit any right you may have to receive a monetary award from a government agency, including but not limited to the Securities and Exchange Commissions (“SEC”) for information provided to the government agency or participating in any government agency action. Similarly, nothing in the Separation Agreement precludes you from communicating in any way with any government agency including but not limited to the SEC. The claims you are releasing also include claims for any alleged unpaid wages or bonus payments due, as to which you agree that there is a good-faith dispute as to whether such wages or bonuses are due.

California law will govern this Separation Agreement, except to the extent preempted by federal law; however, this provision adopting California law does not apply to the enclosed Cisco Mutual Agreement to Arbitrate, which is governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).

You further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You further acknowledge that, as of your signing of this Separation Agreement, the Company has paid to you all salary or hourly wages, accrued vacation, bonuses and/or commissions, and any and all other benefits or wages due to you through the Termination Date, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.  If you are a non-exempt employee, you further represent that you have recorded all work time in the Company’s timekeeping system and have not worked any time off-the-clock that you have not recorded.
III.    Timeline For Considering And Signing This Agreement: You understand and acknowledge that you have been provided a period of thirty (30) calendar days within which to decide whether you will execute this Agreement, no one hurried you into executing this Agreement during that period, and no one coerced you into executing this Agreement. The offer of this Agreement shall expire at the end of the thirtieth (30th) calendar day after the Notification Date (the “Expiration Date”).

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To accept the Separation Agreement and General Release, you must follow these steps:

1)sign, accurately date, and otherwise complete (without modification) your Separation Agreement and General Release via DocuSign; and,
2)sign, accurately date, and otherwise complete the enclosed Cisco Mutual Agreement to Arbitrate via DocuSign;
before the end of the day on July 15, 2024. As discussed previously, your employment will terminate on your Termination Date.

You understand that unless more time is required by applicable law, you have a period of seven (7) calendar days after signing to revoke your acceptance of this Agreement. You must deliver written notification of revocation via email to: [***] on or before the end of the seventh (7th) calendar day after you originally signed it. If you timely revoke the Separation Agreement and General Release, your employment will remain terminated and will no longer be eligible for Separation Benefits and Pay under this agreement. You understand and agree that your employment with Cisco is at-will: both you and Cisco are free to terminate your employment at any time for any reason, with or without cause or advance notice.
This Agreement will become effective and enforceable on the date that the revocation period has expired, provided that you have delivered the signed Agreement to Cisco, Cisco has accepted it and you have not revoked it (the “Effective Date”). Your separation payment(s) will be made available to you on or about the fourteenth (14th) business day after the Effective Date, provided you have complied with all of your obligations and the terms of this Agreement.

If you exercise your right of revocation, your employment termination will remain in effect; however, you will not be entitled to the Separation Benefits.
Cisco reserves the right after receiving your signed Agreement to reject it and decline to accept it in the event it is untimely, if it is modified by you, in the event that you engage in misconduct prior to the Termination Date, or in the event of an error in preparation or administration of the Agreement. In the event the Agreement is rejected or not accepted by Cisco, it will be void and unenforceable.
In limited circumstances such as, for example, a medical emergency, Cisco reserves the right in its sole discretion to accept an Agreement signed after the Expiration Date. However, you should not expect that Cisco will accept an Agreement signed after the Expiration Date and this paragraph cannot be used or cited as imposing any obligation on Cisco to accept an Agreement signed after the Expiration Date. Under no circumstances will Cisco accept an Agreement executed or delivered to Cisco more than four (4) months after the date of this Agreement. If you sign the Agreement any time after the Expiration Date, or deliver it to Cisco more than one business day following the Expiration Date (as set forth above), and Cisco accepts the Agreement, you will be solely responsible for any and all tax liabilities, including penalties,

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excise taxes, and/or interest, if any, under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”).

IV.    Protecting Your Rights: In understanding the terms of this Separation Agreement and your rights, you are advised to consult with an attorney of your choice at your expense prior to signing it. Also, the only claims that you are not waiving and releasing under this Separation Agreement are claims you may have for (1) unemployment, state disability, worker's compensation, and/or paid family leave insurance benefits under applicable state law; (2) continuation of existing participation in Cisco-sponsored group health benefit plans, at your own expense, under COBRA and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested as of your Termination Date under the terms of a Cisco-sponsored benefit plan; (4) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (5) any wrongful act or omission occurring after the date you execute this Separation Agreement; (6) any rights you have to indemnification, including under the Amended and Restated Articles of Incorporation of Cisco Systems, Inc., as currently in effect, and the Amended and Restated Bylaws of Cisco Systems, Inc., as currently in effect; and (7) any rights to insurance coverage, including expense reimbursement, under any D&O insurance policy maintained by Cisco. In addition, nothing in this Separation Agreement, including but not limited to the release of claims provisions, (x) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA (Older Workers Benefit Protection Act), (y) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) limits you from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement you are waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, provided however nothing shall limit any right you may have to receive a monetary award from a government agency, including the SEC for information provided to the government agency or participating in any government agency action.  If you sign this Separation Agreement, you are agreeing that the benefits you will receive under Section I fully and completely satisfy all claims you might possibly have against Cisco and the other released parties.

You are hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose

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the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
WARNING: You are cautioned that important exercise rights regarding certain stock options commence running as of your Termination Date. You may be required to exercise your vested options as early as the final date of your employment, meanwhile thirty (30), sixty (60), or ninety (90) calendar day exercise periods from your final date of employment may also exist. Cisco will send you a courtesy notice regarding the exercise of these options usually within fifteen (15) business days of your final date of employment, but it is your responsibility independently to determine your rights and take appropriate action. Failure to receive such a notice from Cisco following your Termination Date will not justify your failure to exercise vested options within the appropriate post-termination exercise period as set forth in your individual stock option grant agreements. Cisco disclaims any verbal or written representations or advice on the exercise of stock options other than what is contained in your written stock option grant agreements. You are encouraged to seek independent professional financial advice.
If you are age 40 or older at the time this Agreement is provided to you, you acknowledge that pursuant to the OWBPA, a material change made to this Agreement restarts the period for you to consider whether to agree to the terms of the Agreement.  Nevertheless, you and Cisco agree that any modification made to this Agreement, regardless of whether such modification is material, shall not restart the running of that period.

V.    Deferred Compensation Information and Tax Consequences: Notwithstanding anything to the contrary set forth herein but subject to the section of this Agreement entitled “Equity Awards,” all payments and benefits described in this Agreement that are not otherwise exempt from Section 409A which establishes personal tax and penalty liability for certain deferred compensation, shall be fully paid no later than the short-term deferral deadline set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that any change to this Agreement or any additional terms are required to comply with Section 409A (or an exemption therefrom), you hereby agree that Cisco may make such change or incorporate such terms (by reference or otherwise) without your consent.
Please note that if you participate in Cisco’s Deferred Compensation Plan, have deferred receipt of shares underlying your Cisco restricted stock units, or participate in any other Cisco deferred compensation arrangement or plan, your termination of employment for purposes of the distribution rules under such arrangements and plans will be your Notification Date unless you are reasonably expected to continue providing services to Cisco at a rate greater than 20% of your average level of services in the preceding 36 months, as required and determined under the tax rules that govern such arrangements and plans.
VI.    Protecting Cisco’s Rights: In executing this Separation Agreement, you acknowledge that you have not relied upon any statement made by Cisco, or any of its

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representatives or employees, with regard to this Separation Agreement unless the statement is specifically expressed in this written Separation Agreement. Furthermore, this Separation Agreement contains your entire understanding regarding eligibility for and the payment of Separation Agreement Benefits and supersedes any and all prior representations and agreements regarding the subject matter of this Separation Agreement. The enclosed Cisco Mutual Agreement to Arbitrate, once signed by you and so long as the Separation Agreement is not revoked, supersedes all prior arbitration agreements signed by you in connection with your employment with Cisco. However, this Separation Agreement does not modify, amend or supersede any other written Cisco agreements that are consistent with enforceable provisions of this Separation Agreement such as Cisco’s Proprietary Information and Inventions Agreement (“PIIA”). Specifically, you are expected to comply with Cisco's Code of Business Conduct (“COBC”) and all its policies. Furthermore, to be eligible to receive the Separation Agreement Benefits, you must not violate any of your agreements with Cisco, including your PIIA. Under the PIIA, you are required to maintain the confidentiality of Cisco proprietary information and materials and return all such information and materials back to Cisco upon your departure. Violations of this Section of the Separation Agreement, the COBC, or the PIIA may result in the forfeiture of the Separation Agreement Benefits provided herein, as well as other remedies and damages. In addition, this Separation Agreement in no way alters the at-will nature of your employment; both you and Cisco are free to terminate your employment at any time for any reason, with or without cause or advance notice. Except for any changes that Cisco may make with respect to Section 409A as set forth in this Separation Agreement, once effective and enforceable, this Separation Agreement can only be changed by another written agreement signed by you and Cisco’s Senior Vice President of People and Communities (or his/her designee).

On or before the date you sign this Separation Agreement, you agree to satisfy any and all outstanding financial obligations to the Company and return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Separation Agreement Benefits will not be provided to you under this Separation Agreement until you comply with this requirement.

You further agree that you will promptly and fully respond to all inquiries from Cisco or any affiliate and its representatives relating to any threatened or pending litigation or administrative proceedings about which you may have any knowledge, and will, if needed, testify truthfully in connection with such litigation or proceedings. Such cooperation shall include meeting and/or conferring with Cisco representatives and counsel at reasonable times to respond to such matters, being available to Cisco upon reasonable notice for interviews and factual investigations, notifying Cisco promptly upon receiving any communication from a third party seeking information about your employment with Cisco, and appearing at Cisco’s request

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to provide truthful testimony without requiring service of a subpoena or other legal process. Cisco will reimburse you for reasonable and documented expenses actually incurred by you, such as mileage in accordance with IRS rules, in connection with the cooperation described in this paragraph.
VII. Full Disclosure: You confirm that you are not aware of any claim, grounds, facts or circumstances that may give rise to any investigation, claim or audit by any entity, including but not limited to, any state or federal government agency, against Cisco in relation to any matter whatsoever arising during your employment at Cisco.

VIII.    Enforceability Of This Agreement: Any controversy or any claim arising out of or relating to your employment or the interpretation, enforceability, or breach of this Agreement shall be settled by arbitration, and Cisco and you agree to arbitration under the employment arbitration rules of JAMS (which can be found at jamsadr.com or from Cisco at your request). The terms of your Arbitration Agreement Acknowledgment shall otherwise continue to apply. You further agree that, except as set forth in the following paragraph, the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of this Agreement. Any applicable arbitration rules, agreement or policy shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.
Should any provision of this Agreement be determined by an arbitrator or a court of competent jurisdiction to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect.
We trust that the separation payment and other consideration offered herein will assist you in your employment transition. We wish you the best in your future endeavors.

CISCO SYSTEMS, INC.
Notice: Your “Termination” is July 15, 2024.

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I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS.

/s/ Jeff Sharritts	July 15, 2024
Signature of Employee	Date Signed (If signed and dated before Scheduled Final Day of employment shown above, this date is your final date of employment)
Jeff Sharritts	Lawrenceville, GA, USA
Printed Name of Employee	Location Signed at (e.g., San Jose, CA, USA)
[***]
Cisco Employee #

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Mutual Agreement to Arbitrate
I understand that Cisco Systems, Inc., its subsidiaries and affiliates, and Cisco Systems Capital Corp. (collectively, “the Company”) value their relationship with employees and hope to avoid potential disputes with employees, though I also understand that disputes may arise on occasion. By entering into this Mutual Agreement to Arbitrate (“Agreement”), the Company and I agree that arbitration will allow us to both gain the benefits of an efficient, impartial, final and binding dispute-resolution procedure.
Claims Covered By This Agreement. The Company and I agree to resolve exclusively through binding arbitration all claims, disputes, or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against any of the following: (1) the Company, (2) its officers, directors, employees or agents, (3) the Company’s parent, subsidiary and affiliated entities, (4) the Company’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents (except where the plans expressly preclude arbitration), or (5) all successors and assigns of any of them. Examples of claims that we both agree to submit to arbitration include claims of discrimination, harassment, retaliation, wrongful termination, unpaid wages, breach of contract, defamation, and all other claims related to the employment relationship (or its termination), regardless of whether the claim is brought by me or the Company. The Arbitrator’s decision shall be final and binding upon the parties and subject to review only as provided by Applicable Law (defined below).
Claims Not Covered By This Agreement. This Agreement does not (1) prohibit the filing or pursuit of relief through a court action by me or the Company for any provisional remedy, including a temporary restraining order or preliminary injunction when available by law, before the filing of or during arbitration, (2) cover claims which, under applicable law (after application of Federal Arbitration Act preemption principles), are not subject to or are excluded from arbitration, or (3) restrict my right to file, and recover through, administrative claims with any government agency, or (4) cover claims now pending in litigation in any forum, or (5) apply to a representative claim under California’s Private Attorneys General Act or other state law authorizing me to bring a representative action for civil penalties on behalf of the state (“private attorney general claim”). A private attorney general claim must be litigated in a court of competent jurisdiction and not in arbitration.
Waiver of Class and Collective Action. Through this Agreement, I waive any right to bring, participate in, or recover through any class or collective action.
Arbitration Procedure. The arbitration will be administered by JAMS in accordance with the JAMS Employment Arbitration Rules & Procedures (and no other rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration; however to the extent any part of this Agreement is inconsistent with the JAMS Rules, this Agreement controls. I understand that the Company will supply me with a printed copy of the JAMS Rules upon my request. Notwithstanding any provision of the JAMS Rules, any dispute over the formation, enforceability, validity, or severability of any provision of this Agreement shall be resolved by a court of competent jurisdiction. The Arbitrator shall be a retired judge (the “Arbitrator”), selected jointly by me and the Company and in accordance with the JAMS Rules. The arbitration shall take place in the location of my choice, either: (a) the JAMS office closest to where I live, or (b) the JAMS office closest to the Company office where I work or last worked. If JAMS does not have an office close to where I live or the Company office where I work or last worked, then the arbitration will be administered by a retired judge of the American Arbitration Association, using the JAMS Rules.
Discovery. In accordance with the JAMS Rules, the Company and I will jointly agree on the extent and timeframe of discovery, including the exchange of documents and information and the number, time, location and duration of depositions. Any discovery disagreements will be determined by the Arbitrator.
Confidentiality. Notwithstanding Rule 26 of the Jams Rules, the arbitration will be kept confidential only with my agreement, and I understand that I will not be required to maintain the confidentiality of the arbitration

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proceeding or award. However, the Arbitrator may issue orders to protect the confidentiality of the Company’s proprietary information, trade secrets or other sensitive information.
Applicable Law. The Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement. If the Federal Arbitration Act is inapplicable for any reason, then the arbitration law of the State in which I work or last worked for the Company shall apply. For claims subject to arbitration, the Arbitrator will apply the substantive law of the State in which I work or worked, or federal law, or both, as applicable.
Arbitration Costs. I understand that if I initiate a claim, I will be required to pay an initial JAMS Case Management Fee pursuant to the JAMS Employment Arbitration Rules & Procedures, and that the balance of administrative fees and costs unique to arbitration shall be allocated as provided in the JAMS Rules and under Applicable Law.
Entire Agreement, Modification, and Severability. This is the complete Agreement between the parties on the subject of arbitration. No party is relying on any representations except as specifically set forth in this Agreement. If any provision of this Agreement is held to be void or unenforceable, that shall not affect the validity of the remainder of the Agreement, and all other provisions shall remain in full force and effect. I acknowledge that I have carefully read this Agreement, that I understand its terms, and that I have entered into the Agreement voluntarily and not in reliance on any promises or representations other than those contained in this Agreement itself.
If any provision of this Agreement is held to be void or unenforceable, that shall not affect the validity of the remainder of the Agreement, and all other provisions shall remain in full force and effect. I acknowledge that I have carefully read this Agreement, that I understand its terms, and that I have not entered into the Agreement in reliance on any promises or representations other than those contained in this Agreement itself.
I understand that both the Company and I are giving up the right to a court or jury trial for claims covered by this Agreement.
I further acknowledge that I have been given the opportunity to discuss this Agreement with my own private legal counsel at my expense and have availed myself of that opportunity to the extent I wish to do so. This Agreement shall become binding on the Company, without need for its signature, once I electronically or physically sign the Agreement.
/s/ Jeff Sharritts
Signature of Employee

Jeff Sharritts
Print Name of Employee

July 15, 2024
Date

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